Exhibit 99.1

STORE Capital Expands Credit Facility
Maximum Borrowing Capacity Increased to $1.4 Billion

Company Release – February 12, 2018 06:45 AM ET

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has expanded its unsecured revolving credit facility from $500 million to $600 million and the accordion feature from $300 million to $800 million for a total maximum borrowing capacity of $1.4 billion.  The credit facility matures in February 2022 and includes two six-month extension options, subject to certain conditions.

Effective February 9, 2018, the Company entered into an amended and restated credit agreement with certain banks and other lenders, including KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunners, and Wells Fargo Bank, National Association, as syndication agent.

“This expanded credit facility is a great show of support from our lending partners and adds meaningfully to our financial flexibility and liquidity,” said Chris Volk, President and Chief Executive Officer of STORE Capital. “The increased borrowing capacity enables us to continue to meet the strong demand for our flexible financing solutions, builds on our own continued flexibility, and puts us in a good position to address our pipeline of investment opportunities.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,900 property locations, substantially all of which are profit centers, in 48 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:
Financial Profiles, Inc.
STORECapital@finprofiles.com
Investors:
Moira Conlon, 310-622-8220
Lauren Crawford, 310-622-8239
Media:
Tricia Ross, 310-622-8226